PRESS RELEASE	For Immediate Release

Calvin B. Massmann, Chief Financial Officer (615) 366-4600

200	Powell Place Investors: Cara O’Brien/Melissa Myron/Rachel Albert

Brentwood, Tennessee 37027 www.myTSCstore.com	Media: Melissa Merrill Financial Dynamics 212-850-5600

TRACTOR SUPPLY COMPANY NAMES NEW CHIEF FINANCIAL OFFICER
~ Cal Massmann Announces Plan to Retire ~
~ Orderly Transition Plan in Place ~

Brentwood, Tennessee, September 6, 2005 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, announced today it has hired Anthony Crudele to become its new chief financial officer. He will succeed current CFO Cal Massmann who has announced his plan to retire. Crudele, 48, will join the Company on September 26, 2005 and will transition to the CFO role on November 4, 2005. Cal Massmann, 62, will remain a senior vice-president with the Company to effect the transition and provide business planning and consultation through May 2006.

Mr. Crudele is a senior level financial executive with over 15 years of management experience, most recently with The Sports Authority and Gibson Guitar. While at The Sports Authority, Mr. Crudele served initially as controller and then as CFO during the company’s growth from a four store start-up to a publicly traded company with over $1.5 billion in sales. He is a CPA and previously served a varied client base for over 10 years working in Public Accounting, principally with Price Waterhouse.

Jim Wright, Chief Executive Officer, stated “I am very excited about Tony joining Tractor Supply Company. We have conducted an extensive search for a strong leader with the proper strategic vision to assist the Company with its planned growth. We were thorough in our search, looking for just the right qualities and cultural fit. I believe Tony is well positioned to excel in the role and I welcome him as a partner to our executive team. His solid financial management experience, his insight on the retail industry and his leadership qualities will play a key role in our continuing success.

I also want to formally recognize Cal Massmann’s tremendous contribution over the past six years. Cal’s disciplined management style and participation on our executive team have strengthened our financial position, competitive posture and market respect. On behalf of Tractor Supply, I thank Cal for his service and wish him the very best in his retirement.”

About Tractor Supply Company:
At June 25, 2005, Tractor Supply Company operated 547 stores in 34 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

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